Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Accenture plc:

We consent to the incorporation by reference in the registration statements (No. 333-222927, No. 333-210973, No. 333-188134, No. 333-164737 and No. 333-65376-99) on Form S-8 of Accenture plc of our report dated October 29, 2019, with respect to the statements of financial condition of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan as of August 31, 2019 and 2018, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended August 31, 2019, and the related notes, which report appears in an Exhibit to the August 31, 2019 annual report on Form 10-K of Accenture plc.

/s/ KPMG LLP
Chicago, Illinois
October 29, 2019